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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                ---------------

                                   FORM 8-K

                                CURRENT REPORT

                      Pursuant to Section 13 or 15 (d) of
                      the Securities Exchange Act of 1934

                                ---------------

               Date of Report (Date of Earliest Event Reported):

                                January 25, 2001

                       Modis Professional Services, Inc.
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            (Exact name of registrant as specified in its charter)

       Florida                        0-24484                   59-3116655
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(State of Incorporation)      (Commission file number)         (IRS Employer
                                                            Identification No.)

                  1 Independent Drive, Jacksonville, FL 32202
         ------------------------------------------------------------
          (Address of principal executive office including zip code)

                                (904) 360-2000
                        -------------------------------
                        (Registrant's telephone number)
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ITEM 5. Other Events

The Company has adopted the 2001 Voluntary Stock Option Exchange Plan (the 'Option Exchange Plan') in an effort to improve the retention and incentive aspects of the Company's Amended and Restated 1995 Stock Option Plan (the 'Plan'), and to provide a mechanism to return shares to the Plan for future issuance. All current employees who have received options under the Plan or who received special grants outside the Plan since the Plan was adopted are eligible to participate in the Option Exchange Plan. The Option Exchange Plan will allow eligible option holders to voluntarily cancel existing options in exchange for new options to be issued no earlier than six months and one day following termination of existing options. Vested options that are cancelled will be re-granted on a one-for-one basis and will be completely vested upon re-grant. Unvested options that are cancelled will be re-granted on a one-for-two basis and will vest in equal annual installments over a three year period from the date of re-grant. There are currently approximately 13.5 million options that may be cancelled and re-granted under the Option Exchange Plan at a current average exercise price of $13.70.

The Option Exchange Plan was approved by the Compensation Committee and the non-employee members of the Board of Directors. The Company expects the Option Exchange Plan to be completed by mid-August. The Company does not expect to incur any accounting charges in connection with the Option Exchange Plan.
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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    Modis Professional Services, Inc.


January 25, 2001                          By: /s/ Robert P. Crouch
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Date                                    Robert P. Crouch, Senior Vice President
                                        and Chief Financial Officer